MOBIUS                            Financial News Release

Contact:    Mobius Management Systems, Inc.
       Ray Kunzmann
       914-921-7446
               rkunzman@mobius.com

       Investor Relations
       Makovsky + Company
           Gene Marbach
       212-508-9645
                   gmarbach@makovsky.com

       Media Relations
       Dukas Public Relations Inc.
       Richard Dukas
       212-704-7385
       richard@dukaspr.com

                                                            Exhibit 99.1

For Immediate Release

MOBIUS MANAGEMENT SYSTEMS, INC. REPORTS RESULTS
FOR FISCAL SECOND QUARTER 2006

Revenues increase 20% to $21.8 million over last year’s second quarter;
EPS of $0.02 for current quarter

Rye, NY, January 26, 2006 - Mobius Management Systems, Inc. (Nasdaq: MOBI), a leading provider of software for total content management (TCM), today announced results for its fiscal second quarter 2006.

Total consolidated revenues for the fiscal second quarter ended December 31, 2005 increased 19.7% to $21.8 million, compared with $18.2 million for the same period last year. Software license revenues for the fiscal second quarter of 2006 were $9.5 million, an increase of 38.3% over last year’s second quarter of $6.9 million. Maintenance revenues were $10.4 million in the fiscal second quarter of this year, compared with $10.2 million in the fiscal second quarter of the prior year. Net income for the fiscal second quarter of 2006 was $317,000, or $0.02 per diluted share, as compared with a net loss of $1.1 million, or $0.06 per share, in last year’s second quarter.

The Company’s earnings in the fiscal second quarter of 2006 have been reduced by a pre-tax expense of approximately $196,000, or $0.01 per share, related to stock-based compensation recorded pursuant to the provisions of the Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Mobius adopted FAS 123R as of July 1, 2005.

For the six months ended December 31, 2005, total consolidated revenues were $43.2 million, an increase of 22.3% as compared with $35.3 million for the same period last year. Software license revenues in the first half of fiscal 2006 increased by $5.4 million, or 41.5%. Net income for the first half of fiscal 2006 was $632,000, or $0.03 per diluted share, as compared with a net loss of $2.4 million, or $0.13 per share, for the same period last year.

As of December 31, 2005, cash totaled $36.1 million, compared with $33.7 million at June 30, 2005. As of December 31, 2005, total software license installments receivable amounted to $27.7 million, as compared with the June 30, 2005 balance of $30.9 million. The Company had no bank debt outstanding at December 31, 2005.

Commenting on the results, Mitch Gross, President and CEO of Mobius, said, “We are pleased with our performance in the fiscal second quarter and first half of fiscal 2006 with both revenue and earnings up substantially from the prior year. Much of this improvement can be attributed to the renewed focus and strong execution of our sales and marketing functions. We believe that there is additional upside with continued improvement in execution which will drive growth in our base products.”

Mitch Gross continued, “In addition to strong financial results, we have seen favorable marketing and sales activity, including promotional campaigns, product trials and initial new license agreements for our new products. Recent additions to our product portfolio, which we believe will begin generating meaningful revenue in calendar 2006, include:

•
The market launch of ABS for Spreadsheet Compliance, which allows organizations of all sizes to manage and control the lifecycle of spreadsheets while ensuring the integrity and reliability of the data within;

•	The release of our next-generation TCI, our solution for accessing information from any repository and making it available to any user or business application; and
•	The introduction of new enterprise records and email management capabilities available as part of our first-in-class ViewDirect suite.

We look forward to showcasing these products at our annual United States Mobius User Group meeting at the end of this month and at our annual International Mobius User Group meeting at the end of April.”

Guidance

In conclusion, Mr. Gross noted, ”We look for continued improvement in execution in all areas of our business as we enter one of the more challenging quarters of our fiscal year in terms of seasonality of revenue and the timing of certain expenses. For our fiscal third quarter ending March 31, 2006, our current forecast calls for revenue to be between $20.0 million and $21.5 million, which would result in a loss per share of between $(0.02) and $(0.05). Included in this forecast is a pre-tax non-cash expense of approximately $220,000, or $0.01 per share, related to stock-based compensation.

Recent Highlights

Mobius Delivers High-Performance, Compliant Content and Records Management with Sun Microsystems’ StorEdge: Mobius announced on December 6, 2005 the integration of the Mobius ViewDirect TCM software suite with the Sun Microsystems StorEdge 5310/5310C Compliance Archiving System. This high-volume, high-performance solution cost-effectively and efficiently manages all traditional corporate records, e-mail and content in any format from any source and ensures its integrity, reliability and long-term availability.

Mobius Presents at the AeA Classic Financial Conference: On November 8 and 9, 2005, the management of Mobius presented to investors at the American Electronics Association (AeA) Classic Financial Conference at the Manchester Grand Hyatt Hotel in San Diego, CA. The presentation was also available via Webcast.

Conference Call Information

Mobius will hold its quarterly conference call today at 10:00 AM EST to discuss its fiscal second quarter 2006 results. Interested persons wishing to listen to the conference call via Webcast may access it at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113759&eventID=1194173

The conference call will be available for playback following the live call from approximately 12:00 p.m. (Eastern) on Thursday, January 26, until 11:59 p.m. (Eastern) on Wednesday, February 1. The number for the replay is 877-519-4471. Callers should enter pin number 6909532.

About Mobius

Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for total content management (TCM). The company's ViewDirect® TCM is a comprehensive suite that integrates content across disparate repositories, supports regulatory compliance, and provides content-enabled applications that automate business processes. Mobius solutions have achieved industry-wide recognition for breadth of functionality, breadth of supported formats, and high-volume, high-demand performance. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York. Mobius has sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia, Japan and Singapore. The Company also markets through a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the company's control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, statements regarding market acceptance of Mobius's new and existing products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, cost of compliance with the Sarbanes-Oxley Act, long and unpredictable sales cycles, technological change, extended payment risk, product concentration, competition, international sales and operations, expansion of indirect channels, sufficient revenue from professional services, protection of intellectual property, dependence on licensed technology, risk of product defects, product liability, management of growth, dependence on executive management, other key employees and subcontractors, concerns about transaction security on the Internet, factors affecting valuation of stock option expense, changes in prevailing equity-based compensation practices, general conditions in the economy and the impact of recently enacted or proposed regulations. These risks and uncertainties are described in detail from time to time in Mobius's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 9, 2005, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

###

ViewDirect and DocumentDirect are registered trademarks of Mobius Management Systems, Inc. All other trademarks are property of their respective owners.

(Tables to follow)

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Revenues:
Software license	$9,507	$6,875	$18,502	$13,079
Maintenance	10,377	10,216	21,056	20,219
Professional service and other	1,874	1,081	3,621	2,002
Total revenues	21,758	18,172	43,179	35,300

Cost of revenues:
Software license	370	240	655	456
Maintenance	1,853	1,908	3,718	3,987
Professional service and other	1,453	1,041	2,839	1,881
Total cost of revenues	3,676	3,189	7,212	6,324

Gross profit	18,082	14,983	35,967	28,976

Operating expenses:
Sales and marketing	9,019	9,128	18,229	17,256
Research and development	5,793	5,850	11,314	11,496
General and administrative	3,390	3,013	6,647	5,725
Total operating expenses	18,202	17,991	36,190	34,477

Loss from operations	(120)	(3,008)	(223)	(5,501)
Miscellaneous income, net	612	544	1,207	1,105
Income (loss) before income taxes	492	(2,464)	984	(4,396)
Provision for (benefit from) income taxes	175	(1,363)	352	(2,022)

Net income (loss)	$317	$(1,101)	$632	$(2,374)

Basic weighted average shares	18,706	18,383	18,631	18,341
Basic earnings (loss) per share	$0.02	$(0.06)	$0.03	$(0.13)
Diluted weighted average shares	19,803	18,383	19,732	18,341
Diluted earnings (loss) per share	$0.02	$(0.06)	$0.03	$(0.13)

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	12/31/05	6/30/05
Assets:
Current Assets:
Cash and cash equivalents	$36,084	$33,726
Accounts receivable, net	11,593	10,519
Software license installments, current	12,133	12,926
Other current assets	2,885	2,310
Total Current Assets	62,695	59,481

Property and equipment, net	4,192	3,663
Software license installments, non-current	15,523	17,991
Deferred income taxes, non-current	4,923	5,217
Other non-current assets	3,660	3,963

Total Assets	$90,993	$90,315

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$13,010	$14,363
Deferred revenues, current	24,389	23,344
Deferred income taxes, current	5,106	5,229
Total Current Liabilities	42,505	42,936

Deferred revenues, non-current	2,392	3,091
Other non-current liabilities	707	721

Total Stockholders’ Equity	45,389	43,567

Total Liabilities and Stockholders’ Equity	$90,993	$90,315